EXHIBIT a(6)
                        TOUCHSTONE Variable SERIES Trust


               Amendment No. 8 to Amended Declaration of Trust and
                   Seventh Amendment to the Establishment and
                  Designation of Series of Shares of Beneficial
                     Interest (par value $0.00001 per share)
                           Dated as of March 15, 2001

         The undersigned, being a majority of the Trustees of the Touchstone Variable Series Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Article IX, Section 9.3(a) and Article VI, Section 6.1 and 6.9 of the Declaration, do hereby amend the Establishment and Designation of Series appended to the Declaration to add three additional series of Shares (as defined in the Declaration) of the Trust, to be designated the Touchstone Growth/Value Fund (the "Growth/Value Fund"), the Touchstone Equity Fund (the "Equity Fund") and the Touchstone Money Market Fund (the "Money Market Fund")(each a "New Fund" and, collectively, the "New Funds"); and

         The New Funds shall have the following special and relative rights:

1. The New Funds shall each be authorized to hold cash, invest in securities, instruments and other properties and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933, as amended, (the "1933 Act") to the extent pertaining to the offering of Shares of such Fund. Each Share of the New Funds shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shares of such Fund shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to that Fund, and shall be entitled to receive its pro rata share of the net assets of that Fund upon liquidation of the Fund, all as provided in Section 6.9 of the Declaration. The proceeds of sales of Shares of each Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law.

2. Shareholders of each of the New Funds shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to that Fund as provided in Rule 18f-2, as from time to time in effect under, the Investment Company Act of 1940, as amended (the "1940 Act"), or any successor rule, and by the Declaration.

3. The assets and liabilities of the Trust shall be allocated among each of the New Funds and the other series of the Trust as set forth in Section 6.9 of the Declaration.

4. Subject to the provisions of Section 6.9 and Article IX of the Declaration, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses, to change the designation of the New Funds or any other series hereafter created, or otherwise to change the special and relative rights of the New Funds or any such other series.

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         IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 15th day of March 2001. This instrument may be executed by each Trustee on separate counterparts but shall be effective only when signed by a majority of the Trustees.


                                              /s/ Jill T. McGruder
                                              Jill T. McGruder


                                              /s/ John F. Barrett
                                              John F. Barrett


                                              /s/ J. Leland Brewster II
                                              J. Leland Brewster II


                                              /s/ William O. Coleman
                                              William O. Coleman


                                              /s/ Phillip R. Cox
                                              Phillip R. Cox


                                              /s/ H. Jerome Lerner
                                              H. Jerome Lerner


                                              /s/ Robert H. Leshner
                                              Robert H. Leshner


                                              /s/ Oscar P. Robertson
                                              Oscar P. Robertson


                                              /s/ Nelson Schwab, Jr.
                                              Nelson Schwab, Jr.

                                              /s/ Robert E. Stautberg
                                              Robert E. Stautberg